Exhibit 99.2

Business Strengths

Significant Net Asset Value.  We are well capitalized with approximately $26.3 billion of total assets at March 31, 2013 and significant equity value in our operating subsidiaries. The table below sets forth the combined value of our operating subsidiaries and Holding Company’s liquid assets.

Our net asset value is summarized as follows (in millions):

	As of
	Sept 30 2012	Dec 31 2012	March 31 2013	June 30 2013	July 26 2013
	(unaudited)
Market-valued Subsidiaries:
Holding Company interest in Funds(1)	$2,349	$2,387	$2,607	$2,387	$2,677
CVR Energy(2)	2,617	3,474	3,675	3,375	3,337
CVR Refining(2)	—	—	139	180	174
Federal-Mogul(2)	702	615	462	783	1,767
American Railcar Industries(2)	336	377	555	398	401
Total market-valued subsidiaries	$6,004	$6,853	$7,438	$7,123	$8,356
Other Subsidiaries
Tropicana(3)	$482	$512	$546	$546	$546
Viskase(3)	155	268	283	219	219
Real Estate Holdings(4)	746	763	696	696	696
PSC Metals(4)	396	338	334	334	334
WestPoint Home(4)	266	256	207	207	207
AEP Leasing(4)	13	60	112	112	112
Total – other subsidiaries	$2,058	$2,196	$2,178	$2,114	$2,114
Add: Holding Company cash and cash equivalents(5)	1,046	1,045	755	1,329	895
Less: Holding Company debt(6)	(4,084)	(4,082)	(3,525)	(3,525)	(3,525)
Add: Other Holding Company net assets(7)	43	86	137	229	229
Total Net Asset Value	$5,067	$6,098	$6,983	$7,271	$8,069

(1)	Represents Investment segment equity attributable to us as of the respective dates indicated.
(2)	Based on closing share price as of the respective dates indicated and the number of shares owned by the Holding Company on such date. The Holding Company owned (a) 71.2 million shares of CVR Energy as of each date indicated, (b) 4.0 million common units as of March 31, 2013 and 6.0 million common units of CVR Refining as of June 30, 2013 and July 26, 2013, (c) 76.7 million shares as of September 30, 2012, December 31, 2012, March 31, 2013 and June 30, 2013 and 121.1 million shares of Federal-Mogul as of July 26, 2013 and (d) 11.9 million shares of American Railcar Industries on each date indicated.
(3)	Amounts based on market comparables due to lack of material trading volume. Tropicana is valued at 7.0x, 8.0x and 9.0x Adjusted EBITDA for the twelve months ended September 30, 2012, December 31, 2012 and March 31, 2013, respectively. The June 30, 2013 and July 26, 2013 Tropicana valuation is the same as March 31, 2013 valuation due to the lack of any new financial information subsequent to March 31, 2013. Viskase is valued at 10.0x Adjusted EBITDA for the twelve months ended September 30, 2012, and 11.0x Adjusted EBITDA for twelve months ended December 31, 2012 and March 31, 2013. The June 30, 2013 and July 26, 2013 Viskase valuations are based on 9.5x Adjusted EBITDA for the twelve months ended March 31, 2013.
(4)	Represents equity attributable to us as of each respective date except for June 30, 2013 and July 26, 2013, which is as of March 31, 2013, due to lack of any new financial information subsequent to March 31, 2013.

(5)	Holding Company’s cash and cash equivalents balance as of each respective date except for June 30, 2013 which is as of March 31, 2013 and pro forma (i) for the purchase of two million common units of CVRR, (ii) for the payment of the $6.50 special dividend paid by CVR on June 10, 2013, (iii) for the payment of the $0.75 dividend paid by CVR on May 17, 2013 and (iv) proceeds from our equity offering that closed in June 2013. July 26, 2013 is additionally adjusted pro forma the Federal-Mogul rights offering.
(6)	March 31, 2013, June 30, 2013 and July 26, 2013 Holding Company debt are adjusted for the satisfaction and discharge of the indenture governing our variable rate convertible notes due 2013.
(7)	March 31, 2013, June 30, 2013 and July 26, 2013 Holding Company other net assets are adjusted for the satisfaction and discharge of the indenture governing our variable rate convertible notes due 2013. June 30, 2013 and July 26, 2013 are also adjusted for the distribution of additional depositary units on April 15, 2013 in connection with our quarterly distribution.

Strong Liquidity Position.  We believe that ample liquidity provides us with a substantial competitive advantage in our business, giving us the ability to execute investment decisions without financing contingencies. After giving effect to CVR dividends received, the purchase of additional CVRR units, our June 2013 depositary unit offering, the recent Federal-Mogul rights offering, and the issuance of the Notes offered hereby, as of March 31, 2013, the Holding Company would have had $3.9 billion of total liquid assets, comprised of $1.2 billion in liquid assets (excluding our interest in the Funds) and $2.6 billion of interests in the Funds. In 2013 we have raised over $300 million through two successful offerings of depositary units, received substantial dividends from our operating subsidiaries (including over $900 million in dividends from CVR), and defeased $600 million of debt.

Recent Developments

Preliminary Unaudited Selected Financial and Other Data for Quarter Ended June 30, 2013

The preliminary financial data discussed below has been prepared by, and is the responsibility of, Icahn Enterprises’ management. We and certain of our operating subsidiaries have not yet finalized the financial statement close process for the quarter ended June 30, 2013. Our and certain of our operating subsidiaries’ independent auditors have not reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, they do not express an opinion or any other form of assurance with respect thereto. In connection with the completion of these activities, we or they may identify items that would require us or them to make adjustments to certain preliminary operating results set forth below. Important factors that could cause actual results to differ materially from our preliminary estimates are set forth under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Therefore, our actual results may differ materially from these estimates. Our consolidated financial statements, ARI’s consolidated financial statements, CVR Energy Inc.’s consolidated financial statements, CVR Refining, LP’s combined financial statements, and CVR Partners, LP’s consolidated financial statements, each as of and for the quarter ended June 30, 2013 will not be issued or filed until after this offering is completed, and consequently, will not be available to you prior to investing in this offering.

In addition, we have included Adjusted EBITDA for us and certain of our operating subsidiaries in this offering memorandum for the reasons as described in “— Summary Consolidated Historical and Other Financial Data.” Adjusted EBITDA has limitations as an analytical tool in that it does not reflect all expense items that affect our results. These and other limitations are described in “— Summary Consolidated Historical and Other Financial Data.” We encourage you to review our financial information in its entirety.

We have provided ranges for certain of the preliminary results primarily because our financial statement close process for the quarter ended June 30, 2013 is not yet complete. As a result, there is a possibility that our final results will vary from these preliminary estimates. We currently expect that our final results will be within the ranges. It is possible, however, that our final results will not be within the ranges. We expect to complete our closing procedures for the quarter ended June 30, 2013 in August 2013.

Icahn Enterprises L.P.  Based on preliminary operating results for the quarter ended June 30, 2013, revenue is expected to be approximately $4.6 billion, Adjusted EBITDA attributable to Icahn Enterprises is estimated to be $0.3 billion and net income attributable to Icahn Enterprises is expected to be approximately $50 million, subject to quarter-end tax adjustments, or $0.32 per depositary unit, compared to revenues of $4.2 billion, Adjusted EBITDA attributable to Icahn Enterprises of $504 million and net income attributable to Icahn Enterprises of $257 million, or $2.37 per depositary unit for the quarter ended June 30, 2012.

Net income attributable to Icahn Enterprises’ for the quarter ended June 30, 2013 as compared to the corresponding prior year period decreased primarily due to the performance of the Investment Funds as discussed below, a reversal of valuation allowance related to certain deferred tax assets in our Holding Company, offset in part by the results of CVR, which included results for the three months ended June 30, 2013 as compared to the corresponding prior year period, which included results only from May 5, 2012 through June 30, 2012.

Investment Funds.  Based on preliminary operating results for the three months ended June 30, 2013, the Investment Funds aggregate gross return is expected to be -2.8% compared to 5.2% for the three months ended June 30, 2012. During the quarter ended June 30, 2013, the Investment Funds' performance was primarily driven by losses in their short equity exposure, including broad market hedges, as the markets rallied. These losses were partially offset by the Investment Funds' long equity positions, primarily in a few of the largest core holdings. Gains for the quarter ended June 30, 2012 were primarily due to the Investment Funds’ long exposure to the equity markets that were primarily driven by defensive short positions as well as certain core holdings.

The Investment Funds’ aggregate gross return is expected to be 6.7% for the period of January 1, 2013 through June 30, 2013 and approximately 12.3% for the period January 1, 2013 through July 26, 2013. Since inception in November 2004 through July 26, 2013, the Funds’ gross return is 206.4%, representing an annualized rate of return of 13.7%. Assets under management were approximately $6.3 billion and $6.7 billion as of June 30, 2013 and July 26, 2013, respectively. Our interests in the Investment Funds were $2.5 billion and $2.7 billion as of June 30, 2013 and July 26, 2013, respectively.

CVR Energy, Inc.  Based on preliminary operating results for the three months ended June 30, 2013, CVR Energy’s net sales are expected to be between $2,210 million and $2,230 million and Adjusted EBITDA is expected to be approximately $215 million to $225 million compared to net sales of $2,308 million and Adjusted EBITDA of $407 million for the three months ended June 30, 2012.

The decrease in CVR Energy’s net sales was primarily due to lower sales volume and lower product prices for gasoline in its petroleum refining business. The decrease in Adjusted EBITDA was due largely to a decrease in refining margins adjusted for FIFO impact, which specifically includes increased costs associated with RINs, and reduced ownership in CVR Refining and CVR Partners.

The following table sets forth a reconciliation of net income attributable to CVR Energy stockholders to Adjusted EBITDA for CVR Energy for the periods indicated below (in millions):

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2013 Estimated
		Low	High
	(unaudited)
Net income attributable to CVR Energy stockholders	$155	$170	$195
Add:
Interest expense and other financing costs, net of interest income	19	12	12
Income tax expense	91	105	95
Depreciation and amortization	32	36	35
EBITDA adjustments included in noncontrolling interest	(2)	(12)	(12)
EBITDA	295	311	325
Add:
FIFO impacts (favorable) unfavorable	105	(24)	(26)
Share-based compensation	18	5	4
Major scheduled turnaround expenses	3	—	—
Unrealized (gain) loss on derivatives, net	(47)	(105)	(107)
Expenses associated with proxy matter	29	—	—
Expenses associated with Gary-Williams acquisition	5	—	—
Adjustments included in noncontrolling interest	(1)	28	29
Adjusted EBITDA	$407	$215	$225

Set forth below are estimated operating results for CVR’s petroleum refining and nitrogen fertilizer segments for the three months ended June 30, 2013.

CVR Refining, LP.  Based on preliminary operating results for the three months ended June 30, 2013, CVR Refining, LP’s (the “Refining Partnership”) net sales are expected to be between $2,130 million and $2,145 million and Adjusted EBITDA is expected to be approximately $245 million to $255 million, compared to net sales of $2,230 million and Adjusted EBITDA of $380 million for the three months ended June 30, 2012.

CVR Refining’s net sales decrease was primarily due to lower sales volume and lower product prices for gasoline in its petroleum refining business. The decrease in Adjusted EBITDA was due largely to a decrease in refining margins adjusted for FIFO impact, which specifically includes increased costs associated with RINs.

CVR Refining expects to report total crude oil throughput for the three months ended June 30, 2013 of approximately 193,201 barrels per day (“bpd”) comprised of approximately 117,265 bpd for the Coffeyville refinery and approximately 75,936 bpd for the Wynnewood refinery. This compares to total crude oil throughput of 121,325 bpd for the Coffeyville refinery and 69,046 bpd for the Wynnewood refinery during the three months ended June 30, 2012.

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the Refining Partnership for the periods indicated below (in millions):

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2013 Estimated
		Low	High
	(unaudited)
Net income	$260	$332	$347
Add:
Interest expense and other financing costs, net of interest income	19	10	10
Income tax expense	—	—	—
Depreciation and amortization	26	29	28
EBITDA	305	371	385
Add:
FIFO impacts (favorable) unfavorable	105	(24)	(26)
Share-based compensation, non-cash	9	3	3
Major scheduled turnaround expenses	3	—	—
Unrealized (gain) loss on derivatives, net	(47)	(105)	(107)
Expenses associated with Gary-Williams acquisition	5	—	—
Adjusted EBITDA	$380	$245	$255

CVR Partners LP.  Based on preliminary operating results for the three months ended June 30, 2013, CVR Partners, LP’s (the “Nitrogen Fertilizer Partnership”) net sales are expected to be between $85 million and $90 million and Adjusted EBITDA is expected to be approximately $44 million to $45 million, compared to net sales of $81 million and Adjusted EBITDA of $44 million for the three months ended June 30, 2012.

For the three months ended June 30, 2013, average realized plant gate prices for ammonia and UAN were $688 per ton and $331 per ton, respectively, compared to $568 per ton and $329 per ton, respectively, for the same period in 2012.

CVR Partners produced 91,300 tons of ammonia during the three months ended June 30, 2013, of which 2,200 net tons were available for sale while the rest was upgraded to 225,200 tons of UAN. During the three months ended June 30, 2012, the plant produced 108,900 tons of ammonia with 34,900 net tons available for sale with the remainder upgraded to 180,000 tons of UAN.

On-stream factors during the three months ended June 30, 2013 were 91.6% for the gasifiers, 89.1% for the ammonia synthesis loop, and 86.5% for the UAN conversion facility. On-stream factors during the quarter were adversely impacted by unscheduled downtime associated with a third-party air separation unit outage and weather related issues. Excluding the impact of the unscheduled downtime due to these matters, on-stream factors for the three months ended June 30, 2013 would have been 99.6% for the gasifiers, 99.1% for the ammonia synthesis loop, and 97.1% for the UAN conversion facility.

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the Nitrogen Fertilizer Partnership for the periods indicated below (in millions):

	Three Months Ended June 30, 2012	Three Months Ended June 30, 2013 Estimated
		Low	High
	(unaudited)
Net income	$35	$35	$36
Add:
Interest expense, net	1	2	2
Depreciation and amortization	5	6	6
EBITDA	41	43	44
Add:
Share-based compensation, non-cash	3	1	1
Adjusted EBITDA	$44	$44	$45

Federal-Mogul Corp.  On July 22, 2013, Federal-Mogul reported financial results for the second quarter ended June 30, 2013. Net sales and Adjusted EBITDA for the second quarter of 2013 were approximately $1.8 billion and $163 million respectively, compared with net sales and Adjusted EBITDA of $1.7 billion and $157 million for the second quarter of 2012, respectively.

Adjusted EBITDA for the quarter ended June 30, 2013 improved over the corresponding prior year period, primarily driven by higher volumes in a more stable market environment coupled with the company’s margin improvement actions, including restructuring and sustainable cost reductions.

The following tables set forth a reconciliation of net income (loss) to Adjusted EBITDA for Federal-Mogul for the periods indicated below (in millions):

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Net income (loss)	$58	$(57)	$26	$(22)
Depreciation and amortization	72	70	144	140
Income tax expense (benefit)	13	(29)	24	(20)
Interest expense, net	24	32	53	64
Adjustments of assets to fair value	2	119	2	121
Restructuring expense, net	8	8	16	14
OPEB curtailment gain	(19)	—	(19)	—
Non-service cost components associated with the U.S. based funded pension plan	1	9	1	17
Loss from discontinued operations, net of income tax	6	3	59	5
Other	(2)	2	(2)	2
Adjusted EBITDA	$163	$157	$304	$321

American Railcar Industries Inc .  For the three months ended June 30, 2013, ARI has issued a press release reporting revenue of $159 million and Adjusted EBITDA of $43 million, compared to revenue of $154 million and Adjusted EBITDA of $34 million for the three months ended June 30, 2012.

ARI’s net sales increased for the quarter ended June 30, 2013 as compared to the corresponding prior year period primarily due to an increase in revenues for the leasing business and an increase in railcar services' revenues partially offset by lower manufacturing revenues. The primary reason for the increase in revenue for the leasing business was an increase in the number of railcars on lease and an increase in the average lease rate. ARI had approximately 3,500 railcars in its lease fleet at the end of the three months ended June 30, 2013, compared to approximately 1,870 railcars at the end of the same period in 2012.

The following tables set forth a reconciliation of net income to Adjusted EBITDA for ARI for the periods indicated below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$24	$13	$42	$25
Income tax expense	15	9	26	17
Interest expense	1	5	4	10
Loss on debt extinguishment	—	—	—	—
Interest income	(1)	(1)	(1)	(2)
Depreciation	7	6	14	12
EBITDA	$46	$32	$85	$62
Other income related to short-term investments	—	—	(2)	0
Stock appreciation rights compensation (income) expense	(3)	2	3	3
Adjusted EBITDA	$43	$34	$86	$65

Risk Factors

Investing in the Notes involves certain risks. Before investing in the Notes, you should carefully consider the following risks and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, which are incorporated by reference herein. If any of these risks actually occurs, it could have a material adverse effect on our business. These risks are not the only ones faced by us. Additional risks not known or that are presently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. Each of the risks could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Risks Related to Our Business

Automotive

A drop in the market share and changes in product mix offered by Federal-Mogul's customers can impact Federal-Mogul's revenues.

Federal-Mogul is dependent on the continued growth, viability and financial stability of Federal-Mogul's customers. Federal-Mogul's customers generally are OEMs in the automotive industry. This industry is subject to rapid technological change, vigorous competition, short product life cycles and cyclical and reduced consumer demand patterns. When Federal-Mogul's customers are adversely affected by these factors, it may be similarly affected to the extent that its customers reduce the volume of orders for its products. As a result of changes impacting Federal-Mogul's customers, including shifts in regional growth, shifts in OEM sales demand, and shifts in consumer demand related to vehicle segment purchases and content penetration, sales mix can shift, which may have either favorable or unfavorable impact on revenue. For instance, a shift in sales demand favoring a particular OEM's vehicle model for which Federal-Mogul does not have a supply contract may negatively impact its revenue. A shift in regional sales demand toward certain markets could favorably impact the sales of those of Federal-Mogul's customers that have a large market share in those regions, which in turn would be expected to have a favorable impact on its revenue. In 2012, sales in Europe shifted away from diesel-powered vehicles, which adversely affected our Automotive segment's operations.

The mix of vehicle offerings by Federal-Mogul's OEM customers also impacts its sales. A decrease in consumer demand for specific types of vehicles where Federal-Mogul has traditionally provided significant content could have a significant effect on its business and financial condition. Federal-Mogul's sales of products in the regions in which its customers operate is also dependent upon the success of those customers in those regions.

Escalating price pressures from customers may adversely affect Federal-Mogul's business.

Downward pricing pressures by automotive manufacturers is a characteristic of the automotive industry. Virtually all automakers have implemented aggressive price reduction initiatives and objectives with their suppliers, and such actions are expected to continue in the future. In addition, accurately estimating the impact of such pressures is difficult because any price reductions are a result of negotiations and other factors. Accordingly, suppliers must be able to reduce their operating costs in order to maintain profitability. If Federal-Mogul is unable to offset customer price reductions in the future through improved operating efficiencies, new manufacturing processes, sourcing alternatives and other cost reduction initiatives, our Automotive segment's results of operations and financial condition will likely be adversely affected.

Employee strikes and labor-related disruptions involving Federal-Mogul or one or more of Federal-Mogul's customers or suppliers may adversely affect its operations.

Federal-Mogul's business is labor-intensive and many of its employees are represented by unions or work councils. A strike or other form of significant work disruption by Federal-Mogul's employees would likely have an adverse effect on its ability to operate its business. A labor dispute involving Federal-Mogul or one or more of its customers or suppliers or that could otherwise affect its operations could reduce its sales and harm its profitability. A labor dispute involving another supplier to Federal-Mogul's customers that results in a slowdown or a closure of those customers' assembly plants where its products are included in the assembled parts or vehicles could also adversely affect our Automotive segment's business and harm its profitability. In addition, Federal-Mogul's inability or the inability of any of its customers, its suppliers or its customers' suppliers to negotiate an extension of a collective bargaining agreement upon its expiration could reduce Federal-Mogul's sales and harm its profitability. Significant increases in labor costs as a result of the renegotiation of collective bargaining agreements could also adversely affect our Automotive segment's business and harm its profitability.

Federal-Mogul may not be successful in its efforts to identify, complete or integrate acquisitions, and it may pursue acquisitions or joint ventures that involve inherent risks, any of which may cause it not to realize anticipated benefits and adversely affect our Automotive segment's results of operations.

In the past, Federal-Mogul has grown through acquisitions, and may engage in acquisitions in the future as part of Federal-Mogul's sustainable global profitable growth strategy. The full benefits of these acquisitions, however, require integration of manufacturing, administrative, financial, sales, and marketing approaches and personnel. If Federal-Mogul is unable to successfully integrate its acquisitions, it may not realize the benefits of the acquisitions, the financial results may be negatively affected, or additional cash may be required to integrate such operations.

In the future, Federal-Mogul may not be able to successfully identify suitable acquisition or joint venture opportunities or complete any particular acquisition, combination, joint venture or other transaction on acceptable terms. Federal-Mogul's identification of suitable acquisition candidates and joint venture opportunities and the integration of acquired business operations involve risks inherent in assessing the values, strengths, weaknesses, risks and profitability of these opportunities. This includes the effects on Federal-Mogul's business, the potential overvaluation of acquisition candidates, diversion of management's attention and risks associated with unanticipated problems or unforeseen liabilities. Moreover, any acquisition may require significant financial resources that would otherwise be used for the ongoing development of Federal-Mogul's business or require it to incur or assume additional indebtedness, resulting in increased leverage. Even if Federal-Mogul identifies suitable acquisition candidates, there may be competition from buyers when trying to acquire these candidates or Federal-Mogul may not be able to successfully negotiate the terms of any definitive agreements. Accordingly, there can be no assurances that Federal-Mogul will be able to acquire such candidates at reasonable prices, on favorable terms or at all.

Federal-Mogul's failure to identify suitable acquisition or joint venture opportunities may restrict Federal-Mogul's ability to grow its business. If Federal-Mogul is successful in pursuing future acquisitions or joint ventures, Federal-Mogul may be required to expend significant funds, incur additional debt and/or issue additional securities (potentially resulting in dilution to existing stockholders), which may materially adversely affect results of operations. If Federal-Mogul spends significant funds or incurs additional debt, Federal-Mogul's ability to obtain financing for working capital or other purposes could decline and Federal-Mogul may be more vulnerable to economic downturns and competitive pressures. Even if Federal-Mogul overcomes these challenges and risks, it may not realize the anticipated benefits of these acquisitions and there may be other unanticipated or unidentified effects. While Federal-Mogul would typically seek protection through representations and warranties and indemnities, as applicable, significant liabilities may not be identified in due diligence or may come to light only after the expiration of any indemnity periods.

Furthermore, the difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. These difficulties could be further increased to the extent Federal-Mogul pursues acquisition or joint venture opportunities internationally. Federal-Mogul may not be effective in retaining key employees or customers of the combined businesses. Federal-Mogul may face integration issues pertaining to the internal controls and operations functions of the acquired companies and also may not realize cost efficiencies or synergies that were anticipated when selecting the acquisition candidates. Federal-Mogul may experience managerial or other conflicts with its joint venture partners. Any of these items could adversely affect our Automotive segment's results of operations.

Federal-Mogul may not recognize anticipated benefits from any strategic divestiture of portions of our business.

Federal-Mogul evaluates potential divestiture opportunities with respect to portions of our business from time to time, and may determine to proceed with a divestiture opportunity if and when Federal-Mogul believes such opportunity is consistent with its business strategy and it would be able to realize value for its stockholders in so doing. Federal-Mogul has in the past sold (including its recent sale of F-M Sintertech), and may from time to time in the future sell, one or more portions, or all of its business. Any divestiture or disposition could expose Federal-Mogul to significant risks, including, without limitation, fees for legal and transaction-related services, diversion of management resources, loss of key personnel and reduction in revenue. Further, Federal-Mogul may be required to retain or indemnify a buyer against certain liabilities and obligations in connection with any such divestiture, and it may also become subject to third-party claims arising out of such divestiture. In addition, Federal-Mogul may not achieve the expected price in a divestiture transaction.

If a divestiture does occur, Federal-Mogul cannot be certain that its business, operating results and financial condition will not be adversely affected. A successful divestiture depends on various factors, including Federal-Mogul's ability to:

•	Effectively transfer liabilities, contracts, facilities and employees to any purchaser;
•	Identify and separate the assets (including intangible assets) to be divested from those that it wishes to retain;
•	Reduce fixed costs previously associated with the divested assets or business; and
•	Collect the proceeds from any divestitures.

If Federal-Mogul does not realize the expected benefits or synergies of any divestiture transaction, it could adversely affect its financial condition and results of operations.

Federal-Mogul's substantial pension obligations and other post-employment benefits could adversely impact our Automotive segment's operating margins and cash flows.

The automotive industry, like other industries, continues to be impacted by the rising cost of providing pension and other post-employment benefits. Federal-Mogul has substantial pension and other post-employment benefit obligations. For the quarter ended June 30, 2013, Federal-Mogul had net periodic benefit costs of $2 million and $7 million for United States and non-United States pension plans, respectively, and a net periodic benefit credit related to other post-employment benefits of $17 million, inclusive of a $19 million curtailment gain. In addition, Federal-Mogul sponsors certain defined benefit plans worldwide that are underfunded and will require cash payments. As of December 31, 2012, Federal-Mogul had unfunded pension obligations of approximately $520 million and $419 million, for United States and non-United States pension plans, respectively. If the performance of the assets in the pension plans does not meet Federal-Mogul's expectations, or other actuarial assumptions are modified, Federal-Mogul's required contributions may be higher than it expects. Federal-Mogul's pension and other post-employment benefit obligations could adversely impact Federal-Mogul's operating margins and cash flows.

Federal-Mogul may be subject to the pension liabilities of other members of Mr. Icahn's control group which could have a materially adverse effect on Federal-Mogul.

As a result of the more than 80% ownership interest in Federal-Mogul by Mr. Icahn's affiliates, Federal-Mogul and its subsidiaries are subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. As members of the controlled group, Federal-Mogul would be liable for any failure of other group companies to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of those pension plans. In addition, other entities now or in the future within the controlled group in which Federal-Mogul is included may have pension plan obligations that are, or may become, underfunded and it would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon termination of such plans. Any such liabilities could have a materially adverse effect on our Automotive segment's business, financial condition and results of operations. The current underfunded status of other group pension plans requires those companies to notify the PBGC of certain “reportable events,” such as if Federal-Mogul ceases to be a member of the controlled group, or if it makes certain extraordinary dividends or stock redemptions. The obligation to report could cause Federal-Mogul to seek to delay or reconsider the occurrence of such reportable events.

Metals

PSC Metals' business is subject to extensive environmental regulation and risk.

As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2012, PSC Metals is subject to comprehensive local, state and federal statutory and regulatory environmental requirements. PSC Metals believes that it is currently in material compliance with applicable statutes and regulations governing the protection of human health and the environment, including employee health and safety. We can give no assurance that PSC Metals will continue to be in material compliance or avoid material fines, penalties and expenses associated with compliance issues in the future. In that regard, on April 3, 2013, two citizens groups filed a citizen suit under the Clean Water Act (the “CWA”) for alleged storm water and process water discharges at PSC Metals' Nashville, Tennessee facility that the citizens groups allege violate the CWA and PSC Metals' storm water discharge permit. The CWA requires that in order to maintain a citizen suit, the citizen plaintiff must be able to show that the violations are on-going or are reasonably likely to reoccur. PSC Metals believes, based on its investigation to date, that the citizen plaintiffs cannot meet this burden. Based on reviewing the nature and extent of the allegations, PSC Metals currently cannot reasonably provide an estimate of range of loss. PSC Metals received a subpoena from the Department of Justice regarding information for a criminal investigation. PSC Metals is not the subject of any criminal investigation by the Department of Justice.

Other

We carry significant goodwill on our consolidated balance sheets, which is subject to impairment testing and could subject us to significant non-cash charges to earnings if impairment occurs.

As of June 30, 2013, we had a goodwill balance of approximately $2.1 billion, of which approximately $1.1 billion relates to our Automotive segment and approximately $0.9 billion relates to our Energy segment. Goodwill is not amortized, but is tested for impairment annually or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of an operating segment's reporting unit below its carrying amount. Factors that could indicate that an operating segment's goodwill is impaired include, but are not limited to, whether the operating segment's fair value, as measured by its market capitalization, has remained below its net book value for a significant period of time, lower than projected operating results and cash flows, and significant industry deterioration in key geographic regions. If impairment is determined to exist, it may result in a significant non-cash charge to earnings.

We may be subject to the pension liabilities of our affiliates.

Mr. Icahn, through certain affiliates, owns 100% of Icahn Enterprises GP and approximately 89.3% of Icahn Enterprises' outstanding depositary units as of June 30, 2013. Applicable pension and tax laws make each member of a “controlled group” of entities, generally defined as entities in which there is at least an 80% common ownership interest, jointly and severally liable for certain pension plan obligations of any member of the controlled group. These pension obligations include ongoing contributions to fund the plan, as well as liability for any unfunded liabilities that may exist at the time the plan is terminated. In addition, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the Pension Benefit Guaranty Corporation (“PBGC”), against the assets of each member of the controlled group. As a result of the more than 80% ownership interest in us by Mr. Icahn's affiliates, we and our subsidiaries are subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. Two such entities, ACF Industries LLC and Federal-Mogul, are the sponsor of several pension plans. All the minimum funding requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended by the Pension Protection Act of 2006, for these plans have been met as of

June 30, 2013. If the plans were voluntarily terminated, they would be underfunded by approximately $766 million. These results are based on the most recent information provided by the plans' actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in benefits, investment returns, and the assumptions used to calculate the liability. As members of the controlled group, we would be liable for any failure of ACF or Federal-Mogul to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of the pension plans of ACF or Federal-Mogul. In addition, other entities now or in the future within the controlled group that includes us may have pension plan obligations that are, or may become, underfunded and we would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of such plans. The current underfunded status of the pension plans of ACF and Federal-Mogul requires them to notify the PBGC of certain “reportable events,” such as if we cease to be a member of the ACF or Federal-Mogul controlled group, or if we make certain extraordinary dividends or stock redemptions. The obligation to report could cause us to seek to delay or reconsider the occurrence of such reportable events. Starfire Holding Corporation (“Starfire”) which is 99.4% owned by Mr. Icahn, has undertaken to indemnify us and our subsidiaries from losses resulting from any imposition of certain pension funding or termination liabilities that may be imposed on us and our subsidiaries or our assets as a result of being a member of the Icahn controlled group. The Starfire indemnity (which does not extend to pension liabilities of our subsidiaries that would be imposed on us as a result of our interest in these subsidiaries and not as a result of Mr. Icahn and his affiliates more than 80% ownership interest in us. Thus, Starfire would not indemnify us for the unfunded pension termination liability for Federal-Mogul) provides, among other things, that so long as such contingent liabilities exist and could be imposed on us, Starfire will not make any distributions to its stockholders that would reduce its net worth to below $250 million. Nonetheless, Starfire may not be able to fund its indemnification obligations to us.

Capitalization

The following table sets forth our consolidated liquid assets and capitalization as of March 31, 2013.

•	on an actual basis; and
•	on an as adjusted basis to give effect to the issuance of the $350,000,000 in aggregate principal amount of the Notes offered hereby.

You should read the information in this table together with our consolidated financial statements and the related notes and the information contained in the documents incorporated by reference in this offering memorandum.

	As of March 31, 2013
	Actual	As Adjusted(1)
	($ Millions)
Liquid Assets:
Holding Company cash and cash equivalents(2)	$1,373	$1,241
Holding Company investment in private funds	2,611	2,611
Holding Company liquid assets	3,984	3,852
Subsidiaries cash and cash equivalents	1,682	1,682
Total Liquid Assets	$5,666	$5,534
Holding Company Debt:
8% Senior Unsecured Notes due 2018	2,475	2,475
7.75% Senior Unsecured Notes due 2016	1,050	1,050
New Senior Notes due 2020	—	350
Senior Unsecured Variable Rate Convertible Notes due 2013	556	—
Mortgages Payable(3)	60	60
Holding Company Debt	$4,141	$3,935
Subsidiary Debt(4)	4,043	4,043
Total Consolidated Debt (a)	$8,184	$7,978
Minority Interest(5)(b)	$5,861	$5,861
Shareholders' Book Equity(6) (c)	5,068	5,188
Total Book Capitalization (a) + (b) + (c)	$19,113	$19,027
Stockholders' Market Equity(7)(d)	6,007	6,007
Total Capitalization (a) + (b) + (d)	$19,932	$19,726

(1)	Adjusted from March 31, 2013 to reflect the defeasement of convertible notes, $516 million dividends from CVR, plus $120 million net proceeds from the June 17, 2013 depositary unit offering, less the $62 million CVRR unit purchase, less the $434 million for the Federal-Mogul rights offering.
(2)	Includes liquid investments (excluding Investment Management) of $1 million for March 31, 2013. Actual March 31, 2013 balance includes $617 million of restricted cash held for the defeasement of convertible notes.
(3)	Excludes $9 million of Mortgages Payable that are not guaranteed by IEP and are included in Subsidiary Debt.
(4)	Debt is non-recourse to Icahn Enterprises.
(5)	For illustrative purposes, assumes no change to minority interests based on events subsequent to the March 31, 2013 quarterly filings.
(6)	Adjusted for the June 17, 2013 depositary unit offering.
(7)	Based on closing price of $54.51 and approximately 110.2 million depositary units and general partner equivalent units as of March 31, 2013.